Exhibit 99.1

Navistar, Inc. 2701 Navistar Drive Lisle, IL 60532 USA P : 331-332-5000 W : navistar.com

June 19, 2021

Curt Kramer

Senior Vice President and General Counsel

Navistar International Corporation

Re: Blackout Notice for Navistar International Corporation Common Stock Fund

Dear Curt:

As required by section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974, this letter is to inform Navistar International Corporation (the “Company”) that the Navistar International Corporation Common Stock Fund (the “Navistar Stock Fund”) in the Navistar, Inc. 401(k) Plan for Represented Employees and the Navistar, Inc. Retirement Accumulation Plan (collectively, the “401(k) Plans”) will be permanently frozen and liquidated upon the closing of the merger involving TRATON SE and the Company (the “Merger”).

In advance of the closing of the Merger, there will be a “Blackout Period” during which the Navistar Stock Fund will be frozen and during which the 401(k) Plans’ participants will be unable to direct or diversify investments in the Navistar Stock Fund or otherwise access their account balances in the Navistar Stock Fund for any purpose (plan loans, withdrawals, distributions, etc.).

The consummation of the Merger remains subject to regulatory approvals and the satisfaction of customary closing conditions set forth in the Merger Agreement. In connection with the anticipated closing of the Merger, the Blackout Period is expected to begin at 1:00 p.m. Central Time on June 23, 2021 and end during the week of July 4, 2021 or as soon as administratively possible after the week of July 4, 2021 (the “Blackout Period”). Although the Blackout Period is expected to end during the week of July 4, 2021, this end date is subject to change, and could be a date that is earlier or later than the week of July 4, 2021.

Please do not hesitate to contact me at 331-332-5037 if you have any questions about this notice, including whether the Blackout Period has started or ended.

Very truly yours,

Rose Murtaugh

Associate Director, Pension

Navistar, Inc.

2701 Navistar Drive

Lisle, IL 60532 USA